POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 1

                          POWERWAVE TECHNOLOGIES, INC.

                            Moderator: Kevin Michaels

                                  July 26, 2004

                                  4:00 p.m. CT

Operator:          Good day everyone. Thanks very much for holding and welcome everyone to the Powerwave Technologies Second Quarter 2004
                   Earnings Announcement. Today's conference is being recorded.

                   For opening remarks and introductions, I'd like to turn the call over to Kevin Michaels. Please go ahead.

Kevin Michaels:    Hi and good afternoon everyone and welcome to the
                   Powerwave Technologies Second Quarter 2004 Financial Results
                   Conference Call.

                   Before starting, I'd like to point out that various remarks we may make about future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues, operating margins, gross profit margins, earnings per share levels, revenue composition, the benefits of the LGP Allgon acquisition and the amounts of potential cost synergies, the total price for the remaining shares of remaining LGP Allgon, demand levels for the company's product lines, trends in the wireless infrastructure market, the timing of product deliveries and future orders, expense levels, capital expenditure rates, inventory turns, tax rates and days sales outstanding are all forward-looking statements. These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Please refer to our press release, Powerwave's current Form 10-Q for the quarter ending April 4, 2004, or Form 10-K for the year ended December 28, 2003, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 2

                   In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press related dated today, which can be found at our website at http://www.powerwave.com and on Business Wire.

                   Powerwave completed the acquisition of LGP Allgon during the second quarter of 2004 and the results reported herein include the results of LGP Allgon for May and June 2004.

                   With all this in mind, let me start by quickly reviewing our financial results, which are also summarized in our press release.

                   Net sales for the second quarter of 2004 were $116 million. As part of our accounting for the acquisition of LGP Allgon under the Purchase Accounting Method, a preliminary allocation of the purchase consideration in tangible and intangible assets was made based upon an initial estimate of the fair value determined by management with the assistance of independent valuation specialists.

                   Based upon these preliminary estimates, the total of approximately $3.8 million of acquisition related non-cash amortization costs are included in our second quarter results. Approximately $2.0 million of these costs are included within costs of goods sold and the remaining $1.8 million is included in operating expenses.

                   In addition, we incurred total restructuring costs during the second quarter of approximately $2.5 million of which approximately $500,000 is included in the costs of goods sold and approximately $2.0 million is included in operating expenses.

                   Also, as part of the purchase price allocation, there is a one-time charge of $23.5 million related to the allocation of a portion of the purchase price to In-Process Research and Development expenses. This charge is included in our operating expenses for the quarter.

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 3


                   Excluding a total of $2.5 million of acquisition related amortization costs and restructuring charges in our costs of goods sold for the second quarter, we would have reported a gross profit margin of 21.4 percent, including these charges, our gross margins as reported is 19.2 percent.

                   For the quarter sales and marketing expenses were $6.4 million. R&D was $13.1 million and G&A was $5.8 million. Including the In-Process Research and Development charge of $23.5 million, the Intangible Amortization Expense of $1.8 million with the restructuring charges of $2.0 million, our total operating expenses were $52.5 million.

                   For the second quarter, we had an operating loss of $30.2 million, which includes the acquisition and restructuring related charges and expenses totaling $29.7 million. Excluding these expenses on a pro forma basis, we would have reported an operating loss of $500,000.

                   We had net other expenses in the quarter of $15,000.

                   Our total net loss before taxes was $30.2 million. Our net loss after tax was also $30.2 million. The basic loss per share is $0.33 based on the basic weighted average share outstanding of approximately 91.7 million shares.

                   On a pro forma basis, excluding the restructuring acquisition related charges of $29.7 million, our net loss after taxes would have been $1.5 million or a loss per share of $0.02.

                   Now I'd like to describe our revenues on a geographic basis.

                   Our total North American revenues for the first quarter of 2004 were approximately $41.8 million or 36 percent of our revenues. Our total Asian sales accounted for approximately 11 percent of revenues or $13.1 million, and our total European and other international revenues were $61.1 million or approximately 53 percent of our revenues.



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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 4

                   In connection with the acquisition of LGP Allgon, we are adding a second business segment representing contract manufacturing to our existing reporting segment of wireless communications. We will therefore have two reporting segments, wireless communications and contract manufacturing. Wireless communication encompasses the bulk of our revenues representing approximately 95 percent of our revenues for this quarter.

                   Within our wireless communications segment, we will be providing revenue breakdowns of our sales based upon the product group that the sales occur in. These three groups include antenna systems, base station subsystems and coverage solutions.

                   For the second quarter, sales of products of antenna systems totaled $30.8 million or 27 percent of total revenues. Base station subsystems sales totaled $66.2 million or 57 percent of our revenues, coverage solutions sales totaled $13.1 million or 11 percent of our revenues.

                   Also for the second quarter, our total three-g related sales were approximately $22.0 million or approximately 20 percent of our total wireless revenues.

                   Our total gross profit margin was 19.2 percent for the second quarter. On a pro forma basis excluding $2.5 million of restructuring charges and acquisition related amortization costs, our total gross profit margin would have been 21.4 percent.

                   While we've only just started our integration activities and have significant further integration activities to complete over the remainder of this year, we do expect to see improvement in our gross margins as we proceed through 2004 toward our long-term gross margin target of the mid to high 20 percent range excluding any acquisition related expenses.




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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 5

                   Now I'd like to review our operating expenses for the second quarter of 2004. Our total operating expenses were up with the addition of the LGP Allgon operations for the quarter. The second quarter sales and marketing expenses were $6.4 million. R&D expenses were $13.1 million and G&A expenses were $5.8 million. We also record $1.8 million of Intangible Amortization related to the acquisition and $23.5 million In-Process Research and Development charge and $2.0 of restructuring charges during the quarter.

                   For the second quarter, our tax rate on a fully reported basis is zero. We are continuing to evaluate our future tax rates based upon our significantly more diverse international operations due to the completion of the LGP Allgon acquisition. Currently, based upon the impact of the LGP Allgon acquisition and the significant addition of Swedish income and a lower overall corporate tax rate, we estimate our effective worldwide tax rate to be approximately 17-18 percent for the second half of 2004. The adjustment in the second quarter is to bring our effective tax rate in line with this new lower rate.

                   Next I'd like to review our balance sheet. Total cash as of July 4, 2004 was $148 million which is a decrease of $102.4 million from the first quarter. This decrease mainly reflects our completion of the LGP Allgon acquisition for which Powerwave issued approximately 40.7 million shares of new Powerwave common stock and paid approximately $89 million for the purchase of the shares of LGP Allgon. In addition, Powerwave repaid approximately $27.0 million in outstanding bank debt of LGP Allgon during the quarter offset by the addition of approximately $16.0 million of cash balances assumed in the acquisition.

                   For the second quarter our net inventory was $52.7 million which represents inventory turns of approximately seven times. Our total net accounts receivable $129.9 million which includes the existing accounts receivables on LGP Allgon's books prior to the acquisition. Given the historically longer payment cycles for European and International customers, we expect our A/R days sales outstanding to be in the range of 80 to 90 days on a go forward basis.

                   Our total capital spending during the quarter was approximately $3.5 million.

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 6

                   I also want to provide you with an update regarding our preliminary allocation of the purchase consideration for the LGP Allgon acquisition to tangible and intangible assets which is based on an estimate of the fair value of these assets determined by management with the assistance of independent valuation specialists. We want you to note that this allocation is preliminary and is therefore subject to change and any future changes might impact intangible asset amortization in future periods.

                   While we will provide complete accounting details in our SEC filings, I do want to provide you with some of our initial estimates of the continuing amortization of certain intangible assets. The initial estimate of the valuation of goodwill associated with the acquisition is approximately $235 million. The estimate of the value of developed technology is approximately $31 million, which would be amortized over five years. This will be amortized in our costs of goods sold and it is estimated to be approximately $1.5 million per quarter. The total estimated value of customer related intangibles is estimated to be approximately $35 million and is amortized over various lives ranging from eight months to six years. These customer related intangibles will be amortized in our operating expenses for the remainder of fiscal 2004 and we currently estimate them to be approximately $2.6 million per quarter. For fiscal 2005, we currently estimate that the acquisition related customer amortization expenses recognized in our operating expenses will be approximately $1.5 million per quarter.

                   Once again, we urge all interested parties to read our future filings such as our Form 10-Q and Form 10-K for additional information on the details related to the accounting for our acquisition.

                   With regard to the acquisition of the shares of LGP Allgon, we are in the process of initiating compulsory acquisition procedures under Swedish laws with respect to the remaining shares of LGP Allgon which has not yet been acquired by Powerwave. As of the end of the second quarter, we anticipate spending approximately $14.5 million to acquire the remaining outstanding shares of LGP Allgon. We currently expect that these funds will be paid over the remainder of this year.

                   As a final note, due to the complexity of Powerwave after the acquisition, we would anticipate that going forward we would be announcing our results at the end of the third week after the close of our fiscal quarters and the fourth week for the year-end reports.
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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 7





                   This is approximately one week later than our previous standard, but we believe it is still ahead of most of our peers, and we believe that investors appreciate the greater complexity of Powerwave after this acquisition.

                   With that said, I'd now like to turn the call over to Bruce Edwards, Powerwave's Chief Executive Officer.

Bruce Edwards:     Thank you Kevin and good afternoon everyone. Let me start by saying we are extremely pleased with our second quarter financial results.

                   On the first quarter conference call we set a preliminary range for the second quarter revenues $100-120 million and we came in near the top of the range at $116 million in revenues. Again, this represents three months of Powerwave revenues and only two months of revenues from LGP Allgon which we acquired at the beginning of May.

                   Our gross margins excluding restructuring and other one-time expenses were over 21 percent. Importantly, when you exclude all of the restructuring and one-time acquisition costs, we were essentially breakeven for the quarter on an operating basis with a small operating loss of less than $500,000. As I said, we are extremely pleased with our second quarter results. As they demonstrate the sales revenues and gross margin expansion we were forecasting and we believe clearly demonstrates our ability to deliver on our long-term financial model of gross margins in the mid to high 20 percent range.

                   In addition to the financial performance we achieved during the second quarter, we were also quite happy with the number of the sales opportunities we are pursuing and in particular what we believe is a little more clarity with respect to the timing of several key opportunities.

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 8

                   For example, as most of you are aware, we have been selected to provide certain WCDMA amplifiers to Ericsson. Based upon our latest conversations and market understanding, we now anticipate beginning deliveries of two different WCDMA amplifiers to Ericsson starting in the November 2004 timeframe. In addition, our team continues to work with this OEM to expand our business relationship as we move forward. We recently received notification from another European based OEM that our digitally pre distorted WCDMA amplifiers will begin initial shipment in the fourth quarter of 2004 with production ramping in the first quarter of 2005. Our digitally pre-distorted technology has also been selected by an Asian based OEM for integration into their WCDMA base station beginning in the second half of 2004.

                   Both of these opportunities are particularly rewarding, as they utilize Powerwave's industry leading digital pre-distortion technology and we believe demonstrate the leading edge engineering capabilities of Powerwave. We have also been selected as a supplier for an integrated solution that Powerwave and LGP Allogn personnel began working on together last December. This product again is for a leading European based OEM. This is the first of what we hope will be several wins for this jointly designed integrated product.

                   We recently received our first order for tower mounted amplifiers from the number one local base station OEM in China, further expanding our customer base of leading base station OEM's. We have also seen significant interest in our in-building covered solutions with a number of proposals in the final negotiation phase. We view this area as one of considerable future opportunity for us.

                   The integration of Powerwave with the former LGP Allgon is tracking to our expectation. While any combination has its number of changes from what one might have originally expected, I can say quite clearly that I believe we have encountered more positive developments than we originally expected. One clear example of this in addition to the numerous sales opportunities I discussed earlier, is the current views on the synergies we expect to achieve through the combination. We now expect to at least double the original synergy expectation of $15 million in annual cost savings. Simply put, we now believe that we will achieve annual synergy cost savings of at least $30 million beginning in fiscal year 2005 as a result of our combination with LGP Allgon.

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                          Page 9


                   What all of this means is while the wireless market continues to evolve and change and a number of suppliers have adjusted their outlooks, we remain comfortable with the revenues and earnings projections we made on the first quarter conference call. In the third quarter of 2004, we are targeting revenues of $140-$160 million with pretax operating profitability of two to four percent before any acquisition related amortization or other restructuring charges. We also expect our fourth quarter to be the strongest quarter of the year with further improvements in our overall sales and performance profitability again before any acquisition related amortization or other charges. Before turning the call over to the Operator, I believe there are a couple of points worth reiterating with respect to Powerwave's second quarter performance and third quarter outlook.

                   First, our revenues came in near the high-end of our revenue forecast and our pro forma gross margins were over 21 percent after excluding our second quarter restructuring and acquisition related charges. This was accomplished even though we had only two months of LGP Allgon's sales and gross profit margins in our second quarter results. Again, I believe this clearly demonstrates the capability of Powerwave to execute on its long-term financial model. Second, I believe that the key base station OEM's and network operators are looking for a small number of industry leading suppliers to provide a wide range of their product needs. Today, Powerwave is the number one supplier of both transmit and receive amplification products; the number two supplier of repeaters and the number three suppliers of base station antennas. I believe this broad base of leading products and technologies provides a strong foundation for us to continue to expand our customer base.

                   Powerwave has sales relationships today with every major base station OEM and well in excess of 100 network operators worldwide. The selection of Powerwave's industry leading digital pre-distortion amplifiers products by two OEM's for integration into their next generation WCDMA base station, we believe further demonstrates the benefits and capabilities Powerwave can bring to the wireless infrastructure market.

                   In the last two months, we have made considerable progress in bringing two leading companies together. We have merged our technology and product roadmaps, shared our vision with our key base station OEM and network operators and customers, already seen the initial benefits from one combined development effort and remain committed to being a leading supplier of advanced coverage and capacity solutions to the wireless communications industry.
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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                         Page 10
                   We expect that the anticipated annual costs synergies from our combination to at least double to $30 million and we remain firm in our outlook for the third quarter and the remainder of 2004.

                   I'd now like to turn the call over to the operator and address any questions you might have.

Operator:          Thank you very much. If there are any questions at this time, please signal us by pressing star then one on your telephone keypad. Again, that's star one.

                   First up on the roster will be Mark Sue at RBC Capital
                   Markets.

Mark Sue:          Thank you. It seems the integration synergies are going
                   ((inaudible)). I just want to focus on visibility overall. It seems you're comfortable providing guidance for the balance of the year. What part of that is due to the Ericsson expansion or are there actually larger deals which remain unannounced at this stage?

Bruce Edwards:     Well I think the -- what we're doing today as a
                   global based company with a much broader product line as we look at the opportunities that we're executing on; some of the opportunities that we do see and did give some clarity to when we believe the Ericsson WCDMA products will begin shipping.

                   All of those form the basis of our position that we're comfortable with the 140-160 million as we go into Q3 as far as our revenue projections and we do believe quite strongly that the fourth quarter will be our strongest quarter of the year, again due to both opportunities we're currently pursuing and some of the opportunities that we think will develop in the second half of the year.

Mark Sue:          Got it, and can you also comment on linearity
                   particularly with the integration now of LGP Allgon as we move into the summer months. What should we expect in terms of linearity?

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                         Page 11

Bruce Edwards:     Well I think as you look at the third month - I'm
                   sorry, the third quarter of the year, traditionally with the strong European component you do find the summer months to be a little bit slower and then you usually end up with a pretty strong third month with respect to the quarter. As again, as we look at it right now look at how things have been developing so far and we expect them to develop through the quarter, again our range of revenues are a range that we're very comfortable with.

Mark Sue:          That's helpful. Thank you.

Operator:          We'll move on to a question from Arindam Basu at Morgan
                   Stanley.

Arindam Basu:      Hi guys. I'd like to ask you a question about the
                   contract manufacturing business. Do you anticipate keeping that division within the fold or do you think you can get some cost synergies out of that? Where's your perspective on that right now?

Bruce Edwards:     As you look at it in the last two months since we
                   put the two companies together, we've been very focused on getting the synergies, particularly in the wireless part of the market place looking at the product portfolio, looking at the technology and the product roadmaps. At the same time, we've look at the contract manufacturing business and that seems to be a very well run business with some good opportunities. So our main focus right now is to continue to allow that business to operate, to allow it to continue to achieve the goals that it set for itself and our main focus really is going to be on that 95 percent of the business right now in concentrating on that.

                   I think there are some synergy opportunities with respect to some of the manufacturing components, but that's something that we'll probably get to a little bit later. Right now the main focus is really the synergy opportunities by combining the two wireless businesses.

Arindam Basu:      OK. Could you talk a little bit about the AT&T wireless
                   Cingular merger. Does that impact you in anyway besides base station systems and what are you thinking in terms of the September quarter in terms of the reflecting that situation in your guidance?


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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                         Page 12


Bruce Edwards:     I think we've taken - let me start with the second
                   part of that question. We've taken all those factors in the guidance that we have given today understanding that we do have two large network operators here in the U.S. that are going through a potential merger.

                   We do have other operators here in the U.S. that are beginning to deploy next generation type of technologies. There's a lot going on clearly over in Europe and over in Asia, so we've considered that in all of our comments and I think as you look back, we talked at length in the first quarter conference call when the day before our earnings announcement, the first announcement of AT&T and AT&T Cingular are coming together, so I think we've accurately reflected the opportunities there for us and the timing of those opportunities.

Arindam Basu:      Was there any impact - or do you anticipate any impact
                   anywhere besides base station subsystems?

Bruce Edwards:     Well you know obviously the key product areas that
                   we have are antennas and base station subsystems and we would hope to sell a lot of both of those products to the key network operators here in the U.S. and internationally. So I think again, when we factor that in we looked at products that we could sell or potentially sell into that part of the market.

Arindam Basu:      Last question. Last quarter you spent a lot of time
                   talking about carrier opportunities with Europeans and if you could specifically address how many trials in Europe converted to revenues this quarter and what do you anticipate for third quarter or is that going to be more likely full through both opportunities in the four quarter because it seems now it's Europe in the third quarter?

Bruce Edwards:     Well again, we did add another one of our
                   opportunities in Europe. We received our first orders from that customer so we have orders in place from three of the network operators over in Europe and the answer you know we transitioned that part of our sales efforts to the group that we do have in Europe and our European business unit they are pursuing those opportunities as well as opportunities they have for their existing product lines and again all of that has been factored into the numbers we provided for our outlook in the third quarter and expecting a stronger fourth quarter.


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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                         Page 13


Arindam Basu:      OK. I missed one more point. You talked about beginning
                   shipping the integrated units to European based OEM. Could you just repeat that timeframe again please?

Bruce Edwards:     Well we - that'll probably be a very late Q4 into
                   2005. That was an integrated product that we began working together on last December. We received in the second quarter notification from the European OEM that we'd been selected for that product and it looks like some initial shipments, late 2004 and then more into volume in 2005.

Arindam Basu:      Thank you.

Bruce Edwards:     Sure.

Operator:          Moving on to Rich Valera at Needham and Company.

Rich Valera:       Thank you. With respect to the doubling of the
                   expected savings, could you give a little more color on what that savings is coming from? Is it outsourcing to China, among other things and when would you expect to hit that $30 million annualized run rate? What quarter?

Kevin Michaels:    Well the savings are coming from a number of
                   various - there are consolidations of - we're doing some consolidation both on the Powerwave - on both sides of the business in locations throughout the world and looking at facility duplications, there are facility costs in there, so include those as well and there is some synergy costs in terms of purchasing synergies and material cost savings.

                   So I'd say out of the $30 million it's roughly about half and half in terms of facilities and consolidation expenses as well as driving synergy costs. In terms of our target on an annual basis we think we'll see the whole annual benefit during 2005. We're in the process now.

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                                                    POWERWAVE TECHNOLOGIES, INC.
                                                       Moderator: Kevin Michaels
                                                           07-26-04/4:00 p.m. CT
                                                           Confirmation # 615821
                                                                         Page 14


                   We've done very well so far. We're well on our way there and clearly by the fact we're raising it we've achieved some significant - you know we've implemented some significant activities already, but I'd say for the full run rate basis we're looking at fiscal '05.

Rich Valera:       Great and can you give us any color in terms of how
                   the old Powerwave business fits into your new wireless categories? Are you willing to give us anything there for this quarter?

Bruce Edwards:     Well we will include in the base station and subsystem area we would include anything that goes into the base station, amplifiers, filtering type technologies. Again, it's three months that Powerwave, two months LGP Allon that are in those numbers.

                   I will tell you that I'm very pleased the way the business is. If I look at it on a unit basis, we had an over 50 percent increase from Q2 of last year to Q2 this year in our power amplifier unit shipments.

                   So when you look at that and you look at you've taken almost any kind of ASP changes you would want to factor in and mix changes in the business you can see I think quite clearly that Powerwave retained a very strong market share with respect to the power amplifier business and then I did cover in my earlier comments the number of opportunities that we continue to pursue on that and some of the recent ones we've had for that business.

Rich Valera:       Great. Just one final one. Just talk about pricing trends and you mentioned some ASP assumptions, but how are pricing trends then has pricing sort of stabilized? Can you just give us some more color on that?


Bruce Edwards:     Well I think you know you've heard a pretty
                   consistent message over the last three quarters from two of the leading suppliers in this part of the market place.
                   Pricing is always going to be important, but I'd say it's a more moderate environment customers are looking for. Who do they want to buy from? Who can provide a very good price?
                   Good quality, good delivery, good capability, a broader product line and I think people are looking at all of the those in their decision process as they go forward as to who they want to do business with. So I think I'd share the comments that have been made by other leading companies in the market that the pricing environment now is moderated as far as what people look for. They will always look for a good price, but they're looking for a lot more than just the initial cost of the product.


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Rich Valera:       Thank you, that's helpful.

Operator:          Next up Rocker Partners this is Russell Lynde.

Russell Lynde:     Hey guys.

Kevin Michaels:    Hi.

Russell Lynde:     Great quarter. It's nice to see a company actually execute on what they say they're going to do, so congratulations to you.

Kevin Michaels:    Thank you.

Russell Lynde:     Couple of quick questions here.  Can you give us a sense of kind of what the cost savings were this quarter?

Kevin Michaels:    I think what really we're focused on the last two
                   months is putting in place the kind of plans to achieve knowing the initial synergy expectation but now the new one of more than $30 million. So we really focused on getting the companies together. Getting the roadmaps together and getting the products together. Looking at the overall supply basis.
                   So we did take some action that we could during the last two months, but more importantly I think we've really focused on how we can achieve those synergies going forward in the second half of this year so that we can achieve all of those in fiscal 2005.

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Russell Lynde:     OK. When we're looking at the cost savings in '05, how
                   can we think about that in terms of what falls into costs of goods and what falls into kind of operating expenses?

Kevin Michaels:    I think if you look at it, I think it's roughly
                   about half and half.

Russell Lynde:     It's half and half?

Kevin Michaels:    Yes, spread that over four quarters, so that's roughly the break I would look for.

Russell Lynde:     Clearly, the pricing environment is getting better by
                   looking at your gross margin business and all those others;
                   there's some good work there obviously in your operations, but can you tell me generally who it is you guys are competing against when you're in these big key bids?

Bruce Edwards:     Well I think again -- my belief is that the market
                   is really starting to look at two segments. You'd always have maybe someone who's a leader in a particular product line involved in a - you know if someone's looking to buy a certain product like an antenna, they'll probably look at the number one provider of antennas, but then they're going to look at a very small list of more broadly based suppliers and here I mention Powerwave's the number three supplier of base station antennas.

                   So I think what you're going to see mainly are the two I'd say major diversified companies in all of the key developments and the key bids that are out there and then you might see as well some of the more unique products focused companies and some of those if its just for amplifiers or an antenna for example.

Russell Lynde:     OK, great.  Thanks guys and again congratulations on
                   the program.

Bruce Edwards:     Thank you.

Operator:          Moving on now to Mike Walkley at Piper Jaffray.


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(Neil Schauf):     Hi guys. This is (Neil Schauf) for Mike Walkley. I was
                   wondering if you could breakdown as you have in the past your cellular, PCS and 3-G percentage breakdowns ramps?

Bruce Edwards:     Actually within the new methodology which was kind of lined up with one of the other competitors we are going to continue to break out 3-G but we don't think the cellular
                   PCS break out makes a lot of sense, so the issue was we had about 20 percent of our revenues which went into third generation system and 80 percent went into cellular and PCS.

(Neil Schauf):     OK that's fine, and then in terms of the products. Active
                   versus passive. Can you kind of talk about what you're seeing out there in terms of the demand for carriers and your OEM customers?


Bruce Edwards:     Well again, I think we try to provide in the
                   guidance is what we see which is - we expect the wireless infrastructure market will have an up year this year which is shared by a lot of the OEM's that we're selling into.

                   We are two months - a little over two months into selling a much more diversified and broad product line and I think we broke out separately the antenna business which we were quite pleased with.

                   We are number one in both transmit power amplifiers as well as receive amplifiers, number two in the repeaters and so we think we have a really broadly based product today and we're seeing general trends of customers looking to improve capacity and coverage in existing systems, move to next generation type technologies.


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                   We do believe strongly that third generation will continue to pickup as you move through the latter part of this year, more importantly into 2005 and we believe - and along with the in building coverage solutions is becoming more and more important so we like the product line we have in that part of the market.

(Neil Schauf):     Anything specific to geography that you can comment
                   on that you're seeing?

Kevin Michaels:    I don't think we have any specifics there. I mean
                   clearly with the acquisition, we've increased our exposure in the European - that whole other market place over there throughout Europe and the Middle East and that's a strong presence for us now as compared to our prior positioning, but I think we're happy with the activities across all the regions and don't have any one that we could single out.

(Neil Schauf):     OK great. Thank you.

Operator:          We have a question now from Mike Ounjian at Credit Suisse
                   First Boston.

Mike Ounjian:      Great thank you. First Kevin, could we get some
                   color on sort of how margins look by segment. Even just a sense of what might be sort of higher than the corporate average. Lower than the corporate average?

Kevin Michaels:    We're not breaking them out that way in terms of by
                   segment you know of a product, groupings. I think generally it goes back to the situation we've had - a lot of historically that the more features you can incorporate into the product the more product features that we can put into that product typically the higher the margin we'd get.

                   So for example, an amplifiers, higher power, greater feature set with antennas, additional features there, down tilt, those type of issues, so I'd say those - and falling from that typically the products you sell directly to the operators where you can encompass more features and sell that total solution carry typically a better margin than the products that are staked out by the OEM, so I'd say those general things are the same, but we're not providing a detailed break out by the product groups.

Mike Ounjian:      Great thanks. As you're looking at potential merger
                   synergies I mean are there any thoughts in terms of what the approach would be to outsourcing manufacturing for some of LGP's businesses?



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Bruce Edwards:     We see a lot of savings potential with respect to
                   consolidation of a supply base as we go forward and that is a consolidation of looking at both companies capabilities. There's a lot of very good suppliers in LGP Allgon that previously we could take advantage of. So I think that's one of the first areas we're looking at clearly have an inside and outside manufacturing strategy. Now with a much broadly based product line and a much broadly based customer base, we will have our own manufacturing in certain areas and we will continue to use our outsource manufacturing partners. Quite simply, we're looking for the optimal structure that allows us to get the best benefit from both inside and outside manufacturing and we factor that into our plans as we go forward.

Mike Ounjian:      Great, thank you.

Operator:          Question now from Tom Sepenzis at ThinkEquity.

Tom Sepenzis:      Hi Bruce.  Hi Kevin.

Bruce Edwards:     Hi Tom.

Kevin Michaels:    Hi Tom.

Tom Sepenzis:      Just a brief housekeeping question. You said for
                   guidance in September you were looking for $140-$160 million in revenue, I believe?

Kevin Michaels:    Yes.

Tom Sepenzis:      What are you expecting for gross margins and operating
                   expenses?


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Bruce Edwards:     We said the guidance was two to four percent pretax
                   before any acquisition related or restructuring charges and I think Kevin made a comment without anything specific is that we do expect our gross margins to improve as we move through the year.

Tom Sepenzis:      When do you expect taxes to come back into the model?

Kevin Michaels:    Well as I said, right now our current overall tax
                   rates are between 17 to 18 percent and the significant change is related to the acquisition and the significant increase of some offshore income at a lower tax rate. So that's our target today. That's the best outlook we can have for the second half of the year, so there will be taxes on that portion. We'll continue to evaluate this obviously the acquisition and our future structuring will have some impact on that.

Tom Sepenzis:      Do you think it's fair for '05 to be around 20
                   percent or is that going to 17 or 18 as well?

Kevin Michaels:    From my own standpoint, I'd be a little more
                   conservative and assume maybe 20-25 percent range for '05.

Tom Sepenzis:      In terms of the base station subsystem segment.  That is all the legacy Powerwave business?

Bruce Edwards:     Yes, and some of the businesses pickup from LGP Allgon.

Tom Sepenzis:      Does that include the tower mounted amplifier or was that
                   in the cover solution?

Bruce Edwards:     Not cover solutions, but tower mounted amplifiers.

Kevin Michaels:    Tower mounted amplifiers are actually in the antenna
                   systems.

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Tom Sepenzis:      Oh OK. Excellent and one more question.  In terms of
                   Ericsson, is that - the November order is that actually firmed up or?

Bruce Edwards:     Well we're getting very close and that's the latest
                   data we have as far as the introduction to that particular product. We feel pretty good about that. As to timing and obviously the closer we get to that the better we feel about that date. So we think it's a pretty realistic expectation for us to begin delivering product to them.

Tom Sepenzis:      Great and Kevin, you went through the accounts
                   receivable that were up this quarter. Do you expect them to come down? I think you said 80 to 90?

Kevin Michaels:    Right. From a DSO basis and clearly the acquisition
                   we took on all the outstanding receivables that were existing on their books for sales prior as well as going forward. So we would expect those to trend down to that 80 to 90 day range going forward.

Tom Sepenzis:      Great thanks very much.

Bruce Edwards:     Certainly.

Operator:          We have a question now from Troy Peery at Oppenheimer.

Troy Peery:        Can you hear me?

Kevin Michaels:    Yes.

Troy Peery:        In terms of the mix between the lower and the
                   relatively higher margin amps, I guess the mixed might have shifted to single (perior) amps in Q1 and in looking at your higher margins this quarter, I was wondering if you could shed any light on how that might have played out in Q2, that mix?

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Bruce Edwards:     You know I don't have that right in front of me, but
                   just off the top of my head, I don't think it was significantly different. We still see a lot of demand in the edge part of the market place and a lot of the products that we're shipping today they're single carrier base for that.

Troy Period:       Following up on the European question. I wonder if -
                   do you think that the deal being consummated relieved some of what might have been a distraction for European customers in that you had a chance post-deal to sell into some of that latent demand for that reason in the quarter?

Bruce Edwards:     I'm not sure I follow the question. I guess - what
                   we indicated during the second quarter, we did add another customer now so we have three customers. We received orders from the European network operators, but the thing we did focus on in the second quarter was training in both sales forces on selling the product line. Doing the account transitions for the European team on the opportunities. Both the trials we have on going as well as the existing customer relationships and then that has been factored into the European business units opportunities as they move into the second half of this year.

Troy Peery:        This last question, I wonder if you could speak to
                   that. I'm interested in how you maybe pursuing cross-extending strategies in the combined portfolio and how the geographic issues might play out there?

Bruce Edwards:     Well I think - actually it's going to go very well
                   for us. In the U.S. opportunity we did combine the sales forces, so we did have the capability from a lot of the former LGP Allgon sales people so sell their product line, we've now trained them on our power amplifier technology as well as we received training to our sales forces in their full product line. But there again, there was a merging of the sales group, so I think we wouldn't lose any coverage here in the U.S. and Europe again our decision early on prior to announcing the combination was to really build out the sales group there. We didn't go ahead and do that and we awaited the combination of the two companies and now we've gone through and training basically their sales force in how to sell the GS booster and RF &M product throughout Europe.


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                   We think the training went exceedingly well for that, but
                   they're clearly targeted on selling their existing products and plus the products we've added to their portfolio.

Troy Peery:        OK thank you very much.

Bruce Edwards:     Certainly.

Operator:          James Faucette at Pacific Crest. Please go ahead.

James Faucette:    Hi, thanks. I had a couple of questions. First of
                   all, with your new outlook for synergies and cost reductions.
                   Has that changed at all where your target gross margins and operating margin targets down the road?

Bruce Edwards:     Actually, I think I made some comments earlier on
                   our long-term financial model, I hope that it gives more comfort to people out there as to our ability to meet those - you know our target is mid to high 20s on gross margins. High single digit, low digit, low double digits on pretax and we think the fact that we've been able to double the synergies will provide us that opportunity maybe a little bit sooner to hit that, but importantly that it's our long-term model and that's the model that's achievable.

James Faucette:    And then as far as your business right now. How
                   much business do you feel like you might be leaving on the table as both yourselves as well as your customers get comfortable with the combination of LGP and Powerwave?

Bruce Edwards:     Our transaction we announced the original intent to
                   put the original two companies together on December 1st and we put them together on May 3rd and in that five month period, we did focus a lot on the external relationships to talk to customers about what we wanted to do and I think as I mentioned in my comments, we've been out to see our key base station OEM and our key network operators. Customers shared our vision with the combined companies. I think by the time we put those together they were looking forward to the companies together what we had to do in some of the months is have duplicate sales groups going out until the sales groups are very comfortable selling each others products.

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                   The main thrust for us was that the customer wouldn't have any difficulty in dealing the Powerwave as a result of this combination and I think quite candidly we were very successful there and I think that part of the transaction as well as a lot of the other combination work that we've done have gone pretty well and I'd say we're more happy with the transaction and we've seen more positive developments as we've gone forward and I think the customers have seen very little change in the companies once they've worked together and I don't think they've had an impact on their decision process pre or post as to whether or not Powerwave was going to be a key supplier to them.

James Faucette:    OK great and then finally just a question regarding
                   kind of the competition I guess that you see from internally developed solutions of some of your other OEM partners? How is that developing and can you give us any sense of change at the OEM partners in terms of their willingness to outsource more or less going forward?

Bruce Edwards:     I would have to say each OEM has their own strategy.
                   Having said that, I think there's a role that we can play with all of them and I would say that overtime you will see more products being outsourced by the key base station OEM's.
                   I think the two initiatives that are out there, the UPSI and CPRI are looking to partition the base station so that more can be done on an outsourced basis than just integrated into the base stations.

                   On a customer by customer, they may have different plans at different times are thinking about doing something inside versus doing outside, but overall, I still think the trend is positive particularly when companies like Powerwave and other large integrated companies can bring the solutions they need. That should be a good opportunity for us to sell into.

James Faucette:    That's great.  Thank you very much.

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Bruce Edwards:     Certainly.

Operator:          And we'll take a question now from Paul Coster, J.P. Morgan.

(Amy Nimm):        Hi gentlemen. This is (Amy Nimm) for Paul Coster. I
                   just had a quick question and I was hoping you could talk a little bit about organic growth for the quarter Powerwave versus LGP?

Bruce Edwards:     Well again the -- what we - we are working out the
                   businesses between the three product lines that we've announced. I did indicate that earlier on that on the Powerwave amplifier business the units shipped were up over 50 percent year-over-year, but we haven't gone back and look at LGP Allgon's business in the second quarter of last year, so I can't give you a good figure on where the growth is there. I think the bottom line though is where we are and came in near the high-end near the range of where we expected to deliver this quarter. We've reaffirmed the guidance going forward of $140-$160 million next quarter. I feel real good about the sales we have and the sales opportunities we have going forward and we wouldn't feel that could if it wasn't across the board with the various product lines that we have.

(Amy Nimm):        OK great.  Thank you.

Kevin Michaels:    Thank you.

Operator:          Next up from Jaffries this is Robert Jaworski.

Robert Jaworski:   Hi.  I have a couple of housekeeping questions.  What was
                   the depreciation amortization during the quarter?

Kevin Michaels:    Total depreciation and amortization during the quarter,
                   I believe is approximately - it's around $7.0 million.


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Robert Jaworski:   And what is the guidance for the next quarter?

Kevin Michaels:    Next quarter, I think it will be roughly around
                   depreciation and everything will be around $7.0-$8.0 million and then there's roughly $2.5 million of intangible amortization.

Robert Jaworski:   OK and also do you have full-year capex guidance?

Kevin Michaels:    No we haven't provided that. This last quarter we
                   had roughly in our presentation roughly about $3.5 million of capital expenditures. We think our capital expenditures will run roughly on a quarterly basis from the second half of the year about $4-$5 million a quarter.

Robert Jaworski:   And finally.  What was the value for gross interest expense?

Kevin Michaels:    I don't have that off the top of my head. I don't
                   have that broken down in detail. Basically, we have outstanding convertibles, 130 million at 1.25 percent. They had a selection of a bank debt which we say we repaid about
                   $27 million and they have between $13 and $14 million of that remaining on the balance sheet at the end of the quarter and we'll be repaying that most likely over the next quarter or two.

Robert Jaworski:   OK thank you very much.

Kevin Michaels:    Sure.

Operator:          We have a question from Jeff Kvaal at Lehman Brothers.

Jeff Kvaal:        Hi guys. Thanks very much. My question is really about
                   the margins. I see the margins up quite a bit this quarter and up a few quarters ago with further increases to come. How much of that - could you break down the components of that and why that has come so far out this quarter and what the components with further improvements what the back half of the year is likely to be? Thank you.
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Bruce Edwards:     Well I guess the best way to answer that - I mean
                   that's been one of the areas that we've been very focused on and we're looking for ways to improve the overall margin and its against strengthening the supply lines today and this will probably more factor into the second half of this year and in 2005. We're taking comparable buying of two separate companies, putting that together and we're going to be looking at the supply base supporting that and we think clearly with the volume based we can bring, we'll achieve some additional cost synergies as we go forward.

                   We've looked at as well our internal manufacturing. We've done some things in the last couple of quarters. We've look at the capabilities we have now as a fully integrated company and in light of everything that we have going on and in looking at it obviously, it drove an improvement in our minds to the synergies that we'll be able to achieve, like combining the companies and again we believe as you move through this year and into next year, you'll see improvements in the gross margins because of all those reasons.

Jeff Kvaal:        And what were some of the - and the fact that those
                   were margins this quarter, does that so much matter?

Bruce Edwards:     Well you know LGP Allgon I think in the first
                   quarter - I might be a little bit wrong. Our gross margin of 24 percent so we brought on some higher margin products. Now again, we only have them in for about two months of the quarter, so the improvements we made in our overall product lines through a mix shifts, through the addition of some higher margin products as a result of the combinations, the gross margins came in at 26 percent and as we look at now for three months of both LGP - former LGP and Powerwave sales, some of the other synergies that we see we expect gross margins to improve as we move into the third quarter and then again in the fourth quarter.

Jeff Kvaal:        Great, thanks very much.

Operator:          Scott Searle, S Squared Technology.


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Scott Searle:      Hi, good afternoon. Couple of quick questions. I
                   don't know if you're willing to break this out, but Kevin in terms of the base station systems group, is there a breakdown that you have related to OEM's and service providers?

Kevin Michaels:    No we haven't broken out that group, but we did
                   provide a breakout in total wireless product line roughly it's 49 percent OEM; 46 percent operators and five percent was contract manufacturers, so that's across the entire company.

Jeff Kvaal:        OK and Bruce in terms of the integrated solution that
                   you're talking about, could you provide a little more detail in terms of what specifically that is and in terms of how much that would encompass in dollar content in the base station?

Bruce Edwards:     Well it actually is taking a lot of the function
                   from the power amplifier up to the antenna not including the antenna, but it's integrating a lot of the functionality for specific European based OEM that we put this product together. It actually leveraged as well our pre-distortion technology in the amplifier section of that particular product and there will be some minor shipments we think in 2004 and go in production for this particular OEM in 2005. We think it's a pretty compelling product. I think they believe it's a pretty compelling product for their product offering and we viewed that type of product as an opportunity we can take to the base station OEM's.

Jeff Kvaal:        OK and lastly in terms of European business, part of
                   this should have been answered a little bit earlier, but there were some European customers that sounded like they were in a holding pattern until the integration had gone through. It sounds like some of that started to come through in terms of their buying patterns resuming. Was that the case?

                   And in terms of some of the cross-selling opportunities when you're looking out at the immediate quarter of $140-$160 million, are you incorporating some of that into that or are you using that as upside as going forward?


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Kevin Michaels:    Well I think in terms of looking at it as we
                   suspected from the first quarter that there was some potential delays. It wasn't anything exactly that we could point to. Generally, we just closed the transaction obviously in May. I think we have excellent relationships with those customers we've been out calling on and working on them, so I think in general yes, we're seeing good follow through there and a good momentum building and we suspect that will continue - you know we're very happy with our combination and we think that the benefits will show themselves clearly.

                   We now have a much larger presence in the European market and we expect to perform as we expect all our markets to perform. So I couldn't breakout any particular percentage there as a growth rate, but we certainly believe that we're seeing a better pull through there. We will continue to see it over the course of this year and next year and our product positioning there we're very happy with and we think that will drive additional volume there and clearly we've incorporated all that into our overall guidance and the ranges that we have out there.

Jeff Kvaal:        OK thanks. Nice quarter.

Kevin Michaels:    Thank you.

Bruce Edwards:     Thank you.

Operator:          Moving on now to J.D. Padget, Founder's Asset Management.

J.D. Padget:       Yes hi guys. Nice quarter. Two quick housekeeping.
                   One, on the new revenue segmentation. Is all of Powerwave - traditional Powerwave now within the new base station subsystems categorization or does some of that go into the other categories?

Kevin Michaels:    Basically, the majority of the base station
                   subsystems maybe a very small piece in covered solutions, but the bulk of it is in base station subsystems.


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J.D. Padget: OK and then what about share count for the September quarter?

Kevin Michaels:    The share count roughly, when we get to a full
                   range of the quarter the basic share count should be around
                   112 to 113 million and when we reach a GAAP profitability, the fully diluted number will be about 118 million.

J.D. Padget:       And that's only a GAAP profitability?

Kevin Michaels:    That's only when you would show a fully diluted number.

J.D. Padget:       OK. Well are you guys going to show a pro forma with that
                   share count though right?

Kevin Michaels:    I believe so. I mean I have to look at the pro
                   forma rules. I think you would if - we show a profit - yes I think we would show a diluted pro forma. I have to speak to my accountants to make sure.

J.D. Padget:       OK thank you very much.

Kevin Michaels:    Sure.

Bruce Edwards:     Sure.

Operator:          Question now from Stan Lopuch.

Stan Lopuch:       Yes hi guys. You mentioned that your major account is
                   Ericsson now, or at least there's a big possibility of that.
                   So my question is. First of all, a year ago you had purchased an R&D outfit in HABAK, New York Ericsson. I understand that they've closed that outfit on June this year. "So does that impact your relation with Ericsson?" First question.

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                   And the second question: "What was the cost of purchasing and selling (what's the word) operation?"

Bruce Edwards:     I'd say let's go back to I think it was July this
                   time last year we did acquire the Ericsson on Long Island. I think the purchase price was a little under $10 million --
                   $9.8 million. I think we announced at the - right around the first quarter conference call or shortly thereafter, we had sold the building and land and sold that I think for about
                   $6.3 million. As part of the acquisition early on, we became a supplier of certain WCDMA amplifiers to Ericsson.

                   Today, I just gave some clarity to when we expect those amplifiers to ship into Ericsson. We also received some Legacy business which we continue to deliver going forward. I think the biggest change has been the acquisition of LGP Allgon, a Swedish based company. We think that location in particular and that capability that we have there coupled with our power amplifier product line gives us a great opportunity to sell into Ericsson and supply more of their needs as they go forward.

                   The first part of that will be these WCDMA amplifiers that we'll begin delivering in the fourth quarter of 2004, so we actually look at that account and hope that we can overtime build our presence with them and sell them more diversified and different products to them.

Stan Lopuch:       So the question is, was Ericsson the key into Ericsson or
                   is OUT UM?

Bruce Edwards:     I think again, we're clarifying where we are. When
                   we look at that operation, we looked at what we wanted to accomplish. With that, we did start some relationships going forward. We did some developments. The LGP Allgon combination with Powerwave and the capability and their engineering group and what they needed going forward and looking at the product line, so we made some decisions internally as to what capabilities we need to have and we made a decision that we can best service our overall customer set with an organization that's a little more diverse and a little stronger presence in the European manufacturing base.


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                   Again with Ericsson, I gave some clarity with developing
                   their products and starting to deliver the products there. We view that as a key account first and we think we have the right sales capability and right engineering capability to go after that account.

Stan Lopuch:       So I guess now you feel OK with Ericsson with their
                   traditional labor laws you know closing the operation on Long
                   Island and everything is fine so you feel comfortable with Ericsson account after closing that?

Bruce Edwards:     Yes.  I think I clearly indicated where we believe that
                   account is and when we expect to begin to deliver products to it.

Stan Lopuch:       OK. Thank you.

Operator:          Also another question from Rich Valera.

Rich Valera:       My question's been answered.  Thank you.

Operator:          With that Mr. Edwards, I'll turn things back over to you for any additional or closing remarks.

Bruce Edwards:     Well great. I want to thank everybody for joining us
                   today. We remain excited about the opportunities for Powerwave and the current wireless infrastructure environment and we look forward to talking to you when we report our results for the third quarter of 2004. Thanks.

Operator:          That concludes today's conference call.  Again, thank you all for joining us.  Have a good day.

                                       END